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                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of Atlanta Gas Light Company ("Company") on Form S-3 of our reports dated November 4, 1994 (which reports include an explanatory paragraph as to the change in methods of accounting for postretirement benefits other than pensions and for income taxes), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended September 30, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Atlanta, Georgia
May 22, 1995